Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form F-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption "Experts" and to the incorporation by reference of our report dated November 27, 2023, except for the effects of the reverse stock splits and the change in presentation currency as described in Note 2, the reclassification of derivative liabilities as described in Note 4 and the restated segment information as described in Note 29, as to which the date is November 28, 2025, with respect to the consolidated financial statements of Vision Marine Technologies Inc. (the “Company”) as of and for the year ended August 31, 2023, incorporated by reference in Amendment No. 1 to the Registration Statement (Form F-1 No. 333-291955) and related Prospectus of the Company for the registration of up to 15,094,340 common units, consisting of a common share and one half of a common warrant to purchase a common share, up to 15,094,340 pre-funded units, consisting of a common share and one half of a common warrant to purchase a common share and/or common shares underlying the common and pre-funded units.

/s/ Ernst & Young LLP

Montreal, Canada

December 17, 2025

1